Exhibit 10.23
FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
     This Fourth Amendment to Loan and Security Agreement (the “Fourth Amendment”) is made as of this 11 day of July, 2005 by and among;
     Eleet Retail Group, LLC. (formerly known as Fleet Retail Group. Inc.) (the “Agent”), a Delaware limited liability company with its principal executive offices at 40 Broad Street, Boston, Massachusetts, for the Revolving Credit Lenders party to the Agreement (defined below), and
     The CIT Group/Business Credit, Inc. (the “Co-Agent”), a New York corporation with offices at 300 S. Grand Avenue, 3rd Floor, Los Angeles, California 90071, and
     The Revolving Credit Lenders party to the Agreement, and
     Hastings Entertainment, Inc. (the “Borrower”), a Texas corporation with its principal executive offices at 3601 Plains Boulevard, Amarillo, Texas 79102,

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.
W I T N E S S E T H:
     WHEREAS, on August 29, 2000, the Agent, the Co-Agent, the Revolving Credit Lenders and the Borrower entered in a certain Loan and Security Agreement which was amended pursuant to a certain First Amendment to Loan and Security Agreement dated August 23, 2002. and pursuant to a certain Second Amendment to Loan and Security Agreement dated December 9, 2003, and pursuant to a certain Third Amendment to Loan and Security Agreement dated October 27, 2004 (as the same may have further been amended from time to time, collectively, the “Agreement”); and
     WHEREAS, the Agent, the Co-Agent, the Revolving Credit Lenders and the Borrower desire to modify certain provisions of the Agreement as set forth herein.
     NOW, THEREFORE, it is hereby agreed among the Agent, the Co-Agent, the Revolving Credit Lenders and the Borrower as follows:
1.	Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Agreement.

2.	Amendment to Article 4. The provisions of Article 4 of the Agreement are hereby amended by deleting Section 4-19(b) in its entirety and substituting the following in its stead:

      “(b) Own, redeem, retire, purchase, or acquire any of the Borrower’s capital stock; provided, however, (i) the Borrower may expend up to $15 Million to repurchase its capital stock, provided that (A) no Event of Default has occurred or will result from such repurchase and (B) Availability, for the 30 days prior to, and immediately after the day of such repurchase is not less than the following:

Cumulative Repurchases ($Million)	Minimum 30 day Availability ($Million)
Up to 2.5	10.0
Up to 5.0	15.0
Up to 15.0	20.0
and (ii) Borrower may repurchase stock options issued under the Borrower’s employee stock option plan for non-cash consideration consisting of restricted stock of the Borrower.
3.	Ratification of Loan Documents. Except as provided herein, all terms and conditions of the Agreement and the other Loan Documents remain in full force and effect. The Borrower hereby ratifies, confirms, and reaffirms all representations, warranties, and covenants contained therein and hereby represents that no Events of Default exist under the Loan Documents. The Borrower further ratifies and confirms that any and all Collateral previously granted to the Agent for the ratable benefit of the Revolving Credit Lenders continues to secure the existing Liabilities as well as the Liabilities as amended hereby, and any future Liabilities.

4.	Conditions to Effectiveness. This Fourth Amendment shall be become effective upon the satisfaction of the following conditions precedent:
a.	This Fourth Amendment shall have been duly executed and delivered by each of the Borrower, the Revolving Credit Lenders and the Agent and shall be in full force and effect.

b.	The Borrower shall have delivered to the Agent its Secretary’s Certificate with certified copies of (i) Incumbency Certificate; (ii) Specimen Signatures; and (iii) Resolutions.

c.	All proceedings in connection with the transactions contemplated by this Fourth Amendment and all documents incident thereto shall be reasonably satisfactory in substance and form to the Agent, and the Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request. Further, the Borrower shall have delivered to the Agent such additional documents which the Agent may reasonably request, including, without limitation, a ratification by each guarantor of their respective guaranties.

d.	The Borrower shall have paid all reasonable costs and expenses of the Agent including, without limitation, all attorneys’ fees and expenses incurred by the Agent in connection with the Agreement, the Loan Documents, and the preparation, negotiation and execution of this Fourth Amendment.
5.	Miscellaneous.
a.	This Fourth Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

b.	This Fourth Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

c.	Any determination that any provision of this Fourth Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Fourth Amendment.

d.	The Borrower shall pay on demand all costs and expenses of the Agent, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this Fourth Amendment.

e.	The Borrower warrants and represents that the Borrower has consulted with independent legal counsel of the Borrower’s selection in connection with this Fourth Amendment and is not relying on any representations or warranties of any Revolving Credit Lender or the Agent or their respective counsel in entering into this Fourth Amendment.

f.	The Borrower acknowledges and agrees that the Borrower does not have any claims, counterclaims, offsets, or defenses against any Revolving Credit Lender or the Agent directly or indirectly relating to the Borrower’s relationship with, and/or the Borrower’s Liabilities, and to the extent that the Borrower has or ever had any such claims, counterclaims, offsets, or defenses against any of the Revolving Credit Lenders or the Agent, the Borrower affirmatively WAIVES the same. The Borrower, and for its representatives, successors and assigns, hereby RELEASES, and forever discharges the Revolving Credit Lenders and the Agent and their respective officers, directors, agents, servants, attorneys, and employees, and their respective representatives, successors and assigns, of, to, and from all known debts, demands, actions, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, or liabilities whatsoever, of every name and nature, both at law and in equity through the date hereof.
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     IN WITNESS WHEREOF, the parties have hereunto caused this Fourth Amendment to be executed and their seals to be hereto affixed as of the date first above written.

HASTINGS ENTERTAINMENT, INC.
(“Borrower”)

By:	/s/ Dan Crow

	Name:	DAN CROW
Title:

FLEET RETAIL GROUP, LLC
(“Agent”)

By:	/s/ Daniel Platt

	Name:	Daniel Platt
	Title:	Director

THE CIT GROUP/BUSINESS CREDIT, INC.
(“Co-Agent”)

By:	/s/ Adrian Avalos

	Name:	ADRIAN AVALOS
	Title:	VP

The “Revolving Credit Lenders”

FLEET RETAIL GROUP, LLC

By:	/s/ Daniel Platt

	Name:	Daniel Platt
	Title:	Director

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Adrian Avalos

	Name:	ADRIAN AVALOS
	Title:	VP